Exhibit 11



                     IBP, inc. and SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
              YEARS ENDED DECEMBER 28, 1996 (52 WEEKS),
      DECEMBER 30, 1995 (52 WEEKS) AND DECEMBER 31, 1994 (53 WEEKS)

                 (In thousands except per share data)




                                        1996          1995          1994
                                        ----          ----          ----
FINANCIAL STATEMENT COMPUTATIONS:

Earnings before extraordinary item    $198,735      $280,112      $182,289
Extraordinary item                        -          (22,189)         -
                                       -------       -------       -------
Net earnings                          $198,735      $257,923      $182,289
                                       =======       =======       =======


PRIMARY EARNINGS PER SHARE:

Shares used in this computation:
Weighted average shares outstanding     94,688       94,745         94,870
Dilutive effect of shares under
  employee stock plans                   1,944        1,926          1,293
                                        ------       ------         ------
Common and common equivalent shares     96,632       96,671         96,163
                                        ======       ======         ======

Primary earnings per share:
Earnings before extraordinary item       $2.06       $2.90          $1.90
Extraordinary item                         -          (.23)           -
                                          ----        ----           ----
Net earnings                             $2.06       $2.67          $1.90
                                          ====        ====           ====


FULLY-DILUTED EARNINGS PER SHARE:

Shares used in this computation:
Weighted average shares outstanding     94,688      94,745        94,870
Dilutive effect of shares under
  employee stock plans                   2,002       2,274         1,496
                                        ------      ------        ------
Common and common equivalent shares     96,690      97,019        96,366
                                        ======      ======        ======


Fully-diluted earnings per share:
Earnings before extraordinary item       $2.06       $2.89         $1.89
Extraordinary item                         -          (.23)          -
                                          ----        ----          ----
Net earnings                             $2.06       $2.66         $1.89
                                          ====        ====          ====